UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2016

IWeb Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-205835	47-3149295
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1&2, 3/F, Kingsford Industrial Centre 13 Wang Hoi Road, Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices)

852-23680129
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On December 12, 2016, 49,995,000 shares of the common stock of IWeb Inc. (the “Company”), representing 97.08% of the Company’s issued and outstanding shares of common stock, were sold by Dmitriy Kolyvayko in a private transaction to Mr. Wai Hok Fung (the “Transaction”) for an aggregate purchase price of $380,000 (the “Purchase Price”).  The Purchase Price was paid by Mr. Wai using cash on hand.  The information set forth in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transaction, on December 9, 2016, Mr. Wai, Ms. Wai Lung Yee and Mr. Cheng Kim Sing were each appointed as a director of the Board of Directors of the Company. On December 9, 2016, Dmitriy Kolyvayko resigned from his positions as a director of the Board, the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company. On December 12, 2016, the Board appointed Mr. Wai as the Company’s President and CEO, and Mr. Cheng as the Company’s CFO, Secretary and Treasurer.

Mr. Wai, 40, currently serves as a director of SGOCO Group Ltd. (NASDAQ: SGOC), focusing on display and computer products and energy saving products and services. Mr. Wai has also served as a director of Wahfong Industrial Development Co., Ltd., a manufacturing company located in the PRC producing women’s clothing, since 2002, and as a director of Hebort International Limited, an exporter and wholesaler of wine, cigarettes and other products, since 2006. Mr. Wai provides consulting services from time to time to companies exploring mining and energy projects internationally. Mr. Wai received his high school certificate from the Jockey Club TI-I College in Hong Kong in 1996, his Diploma of Account and Finance from the Sydney Institute of Business and Technology in 1998, and his Bachelor of Account and Finance from Macquarie University in Sydney, Australia, in 2002.

Ms. Wai, 42, prior to her appointment had served as a director of Wahfong Industrial Development Co., Ltd., a manufacturing company located in the PRC producing women’s clothing from 1992 to recent. From 2014 to recent, she served as a director of RSY Jewelry Shop, a jewelry retailer located in the PRC, and as a director of the Luk Fook Jewelry Shop operating in Hong Kong and the PRC from 2010 to recent. Ms. Wai received her secondary school certificate in 1992 from the Kwun Tong Government Secondary School in Hong Kong.

Mr. Cheng, 41, previously served as the Finance Manager of Good View Fruits Co. Ltd., a fruit manufacturer, distributor and retailer based predominantly in Hong Kong, from December, 2008 to July, 2016. He served as the Assistant Manager of Wofoo Plastics Ltd., a plastic manufacturing company located in Hong Kong, from April, 2007 to September, 2008. Mr. Cheng has received and holds a number of degrees and certifications, including but not limited to his Master of Professional Accounting degree from Hong Kong Polytechnic University in 2003, his Master of Accountancy degree from Jinan University in China in 2004, his Master of Business Administration degree from Hong Kong Baptist University in 2006 and his Master of Laws degree from Renmin University of China in 2010. Mr. Cheng is also a certified public accountant in the PRC and Hong Kong, a certified information systems auditor, a certified internal auditor and a certified fraud examiner in the USA.

In connection with his service as the President and CEO, the Company provides Mr. Wai compensation in the amount of $96,000 per year. In connection with his service as the Secretary, Treasurer and CFO, the Company provides Mr. Cheng compensation in the amount of $96,000 per year.

Messrs. Wai and Cheng and Ms. Wai were appointed as a closing condition for the Transaction.  Mr. Wai and Ms. Wai are brother and sister. No other family relationships exist among Mr. Wai, Ms. Wai and Mr. Cheng.

There are no transactions to which the Company is a party and in which Messrs. Wai or Cheng or Ms. Wai have a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IWeb Inc.

Date: December 15, 2016	By:	/s/ Wai Hok Fung
Wai Hok Fung
President and Chief Executive Officer